UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C
(Revision No. 1)

(Rule 14c-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

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[X] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[ ] Definitive Information Statement

OXIS INTERNATIONAL, INC.
(Name of Registrant as Specified in Its Charter)

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OXIS INTERNATIONAL, INC.
100 South Ashley Drive, Suite 600
Tampa, Florida 33602

Notice of Action By Written Consent of stockholders

NOTICE IS HEREBY GIVEN that the holders of more than a majority of the voting power of the shareholders of Oxis International, Inc., a Delaware corporation ("Company," "we, " "us, " or "our"), have approved the following actions without a meeting of stockholders in accordance with Section 228 of the Delaware General Corporation Law:

•
The approval of an amendment to our certificate of incorporation to effect a reverse stock split of the Company's common stock at a ratio to be determined by the Board prior to the effective time of the amendment (the "Effective Time") of not less than one-for-fifty and not more than one-for-three hundred; and

•
The approval of an amendment to our certificate of incorporation to set the number of authorized shares of common stock the Company shall authority to issue following the reverse stock split at 750,000,000 common shares .

This action will become effective on the 20th day after the Definitive Information Statement is mailed to our stockholders.

The enclosed Information Statement contains information pertaining to the matters acted upon.

We are not asking you for a proxy, and you are requested not to send us a proxy.

 By Order of the Board of Directors,

 /s/ Anthony J. Cataldo
 Anthony J. Cataldo
 Chairman and CEO

Tampa, FL
April  ____, 2017

OXIS INTERNATIONAL, INC.
100 South Ashley Drive, Suite 600
Tampa, Florida 33602

Information Statement
Action By Written Consent of stockholders

General Information

We are not asking you for a proxy, and you are requested not to send us a proxy.

This Information Statement is being furnished in connection with the action by written consent of stockholders taken without a meeting of a proposal to approve the actions described in this Information Statement. We are mailing this Information Statement to our Stockholders on or about April ___, 2017.

What action was taken by written consent?

On March 28 , 2017, we obtained stockholder consent for: (a) the approval of an amendment to our certificate of incorporation to effect a reverse stock split of the Company's common stock at a ratio to be determined by the Board prior to the effective time of the amendment (the "Effective Time") of not less than one-for-fifty and not more than one-for-three hundred; and (b) the approval of an amendment to our certificate of incorporation to set the number of authorized shares of common stock the Company shall authority to issue following the reverse stock split to 750,000,000 common shares .

How many shares of were outstanding and entitled to vote on March 28, 2017?

On March 28 , 2017, the date we received the consent of the holders of more than a majority of the voting power of our shareholders, there were 102,724,993 common shares outstanding and preferred shares outstanding holding a voting power of 333,333,333common shares. Accordingly, the voting power on March 28 , 2017, was equivalent to 436,058,326 common shares.

What vote was obtained to approve the amendment to the certificate of incorporation described in this Information Statement?

We obtained the approval of the holders of approximately 76% of the voting power of our shares that were entitled to give such consent (the "Consenting Shareholders"). The Consenting Shareholders consist of Theorem Group LLC, and Canyons Trust.

Who is paying the cost of this Information Statement?

We will pay for preparing, printing and mailing this Information Statement. Our costs are estimated at approximately $____________.

AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO EFFECT REVERSE STOCK SPLIT

Reasons to Effect a Reverse Split

Potential for listing on NASDAQ

Our Board and the Consenting Shareholders have approved an amendment to our certificate of incorporation to effect a reverse stock split of the Company's common stock at a ratio of not less than one-for-fifty and not more than one-for-three hundred, to be determined by the Board in its discretion, without any further action by stockholders, or to not proceed with a reverse stock split if it determines that a reverse stock split is no longer in the best interest of the Company and its stockholders. The new language in the Certificate of Incorporation relative to any split is set forth in Appendix A to this Information Statement. The Board believes that a reverse split may be desirable because it could assist the Company in meeting the requirements for initial listing on NASDAQ by helping to raise the bid or closing price for our common stock. Currently, our common stock is quoted on the OTCQB, which is not a national securities exchange. One of the key requirements for initial listing on NASDAQ is that our common stock must have met certain minimum bid or closing prices, generally ranging between $2 per share and $4 per share, depending on whether other optional listing requirements are met. Our common stock currently does not meet these minimum bid or closing price requirements.

If our common stock is listed on NASDAQ, the liquidity of our common stock and coverage of our company by security analysts and media could be increased, which could result in higher prices for our common stock than might otherwise prevail, lowered spreads between the bid and asked prices for our common stock and lowered transaction costs inherent in trading such shares. Additionally, certain investors will only purchase securities that are listed on a national securities exchange, and such listing could thus increase our ability to raise funds through the issuance of our common stock or other securities convertible into our common stock. Moreover, listing our shares on a national securities exchange is a requirement for using Form S-3, a short form registration statement, for registering the issuance of our shares or the resale of existing shares. The ability to use Form S-3 may speed up the time it takes for us to raise funds through the issuance of our shares and increase our ability to do so.

In addition, because our common stock is traded on the OTCQB and has a trading price below $5.00 per share, trading in our common stock is currently subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any equity security that is traded other than on a national securities exchange and has a market bid price of less than $5.00 per share, subject to certain exceptions). The additional burdens imposed upon broker-dealers by such requirements can discourage broker-dealers from making a market, seeking or generating interest in our common stock and otherwise effecting transactions in our common stock, which can limit the market liquidity of our common stock and the ability of investors to trade our common stock. The burdens could be removed if our common stock was traded on a national securities exchange and has a market bid price of more than $5.00 per share.

The primary purpose of a reverse split would be to increase the market bid and closing price of our common stock. We believe that a reverse split could initially help increase the market bid price of our common stock to at least the amount required for initial listing by NASDAQ. However, the effect of a reverse split on the market bid price of our common stock cannot be predicted with any certainty, and the history of similar reverse splits for companies in similar circumstances is varied. There can be no assurance that:

•	the bid or closing price of our common stock would rise in proportion to the reduction in the number of shares of our common stock outstanding following the reverse split;

•
even if the reverse split succeeds in initially raising the bid or closing price of our common stock, it would be successful in maintaining the market bid price of our common stock above the levels needed for successfully applying for listing on NASDAQ for any extended period of time;

•
even if the Company satisfied NASDAQ's initial minimal bid or closing price standard, the Company would be able to initially meet or continue to meet NASDAQ's other quantitative continued listing criteria; or

•	our common stock would not be delisted by NASDAQ for other reasons.

Additionally, even though the reverse split, by itself, would not impact the Company's assets or prospects, the reverse split could be followed by a decrease in the aggregate market value of our common stock. The market bid price of our common stock may be based also on other factors that may be unrelated to the number of shares outstanding, including our future performance.

Potential Increased Investor Interest

The Board also believes that a higher share price for our common stock may help generate investor interest in the Company. The current low price of our common stock may mean that it does not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Furthermore, various regulations and policies restrict the ability of stockholders to borrow against or "margin" low-priced stock and declines in the stock price below certain levels may trigger unexpected margin calls. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. Finally, we believe that most investment funds are reluctant to invest in lower priced stocks. It should be noted that the liquidity of our common stock may be adversely affected by the reverse split, since fewer shares will be outstanding after the reverse split. However, the Board is hopeful that the anticipated higher market bid price will reduce, to some extent, the negative effects on the liquidity and marketability of the common stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

Potential Effects of Proposed Reverse Split

General

When the Company files a certificate of amendment to its certificate of incorporation effecting the reverse split (the "Effective Date"), each holder of our common stock will own a reduced number of shares of our common stock. However, a reverse split will affect all holders of our common stock uniformly and will not affect any stockholder's percentage ownership interests in the Company or proportionate voting power. In lieu of issuing fractional shares, each holder of our common stock who would otherwise have been entitled to a fraction of a share upon surrender of such holder's certificates will be entitled to receive one full share in lieu of the fraction of a share.

Effect on Authorized and Outstanding Shares

Following the decrease in the number of authorized Shares as discussed below, the Company will be authorized issue a maximum of 750,000,000 common shares. As of March 28 , 2017, there were 102,724,993 shares of common stock issued and outstanding. Although the number of authorized shares of common stock will not change as a result of the reverse split, the number of shares of our common stock outstanding will be reduced to 1,027,250.

The amendment will not change the terms of our common stock. The post-split shares of common stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the common stock now outstanding. Each stockholder's percentage ownership of common stock will not be altered. The common stock will remain fully paid and non-assessable. The reverse split is not intended as a "going private transaction" covered by Rule 13e-3 under the Securities Exchange Act of 1934, as amended. We plan to continue to comply with the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.

Following the Effective Date, it is not anticipated that the Company's financial condition, the percentage ownership of management or any aspect of the Company's business would materially change as a result of a reverse split.

Effect on Number of  Shareholders of Record

The following table demonstrates that the reverse split will not change the number of shareholders of record.

No. of Record Holders Before Split	No. of Record Holders after split assuming 1 for 50 ratio	No. of Record Holders after split assuming 1 for 300 ratio
1,330	1,330	1,330

Potential Odd Lots

A reverse split could result in some stockholders holding less than 100 shares of common stock and as a consequence may incur greater costs associated with selling such shares. Brokerage commissions and other costs of transactions in odd lots may be higher, particularly on a per-share basis than the cost of transactions in even multiples of 100 shares.

Accounting Matters

A reverse split would not affect the par value of our common stock. As a result, on the Effective Date, the stated capital on our balance sheet attributable to the common stock will be reduced in proportion to the fraction by which the number of shares of common stock are reduced, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will be retroactively increased for each period because there will be fewer shares of our common stock outstanding.

Potential Anti-Takeover Effect

While the Board believes it advisable to authorize and approve the reverse stock split for the reasons set forth above, the Board is aware that the increase in the number of authorized but unissued shares of common stock may have a potential anti-takeover effect. Our ability to issue additional shares could be used to thwart persons, or otherwise dilute the stock ownership of stockholders seeking to control the Company. A reverse stock split is not being recommended by the Board as part of an anti-takeover strategy.

Options and Warrants

On the Effective Date of any split, all outstanding options and warrants will be adjusted to reflect the reverse split. The number of shares of common stock that the holders of outstanding options and warrants may purchase upon exercise of their options and warrants may decrease, and the exercise prices of such options and warrants will increase, in proportion to the fraction by which the number of shares of common stock underlying such options and warrants are reduced as a result of the reverse split, resulting in the same aggregate price being required to be paid as would have been paid immediately preceding the reverse split. The number of shares reserved for issuance pursuant to our 2014 Equity Incentive Plan will be reduced in proportion to the fraction by which the number of shares of common stock underlying such options are reduced as a result of the reverse split.

Increase of Shares of Common Stock Available for Future Issuance

Because our authorized common stock will not be reduced and in fact will  be increased, the overall effect will be an increase in our authorized but not outstanding or reserved shares of common stock.   These shares may be issued by our Board in its discretion. Any future issuances will have the effect of diluting the percentage of stock ownership and voting rights of the present holders of common stock.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE. Beginning on the Effective Date, each certificate representing pre-reverse split shares will be deemed for all corporate purposes to evidence ownership of post-reverse split shares. Shares held by a stockbroker will automatically reflect the new quantity of shares based on the ratio of the reverse split.

Fractional Shares

We will not issue fractional certificates for post-reverse split shares in connection with the reverse split. In lieu of issuing fractional shares, each holder of common stock who would otherwise have been entitled to a fraction of a share will be entitled to receive a full share for the fraction of a share to which he is entitled.

Federal Income Tax Consequences of the Reverse Split.

The following discussion is a summary of certain federal income tax consequences of the reverse split to the holders of common stock. This discussion is based on the Internal Revenue Code of 1986, as amended, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion is for general information purposes only and the tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. In addition, this discussion does not address all aspects of federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment, including without limitation, holders of warrants, holders who are dealers in securities, foreign persons, insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, holders who hold common stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired the common stock pursuant to the exercise of compensatory stock options or otherwise as compensation. The following discussion also does not address the tax consequences of the reverse split under foreign, state or local tax laws. Accordingly, each stockholder should consult his or her tax adviser to determine the particular tax consequences to him or her of a reverse split, including the application and effect of federal, state, local and/or foreign income tax and other laws.

Generally, a reverse split will not result in the recognition of gain or loss for federal income tax purposes. The adjusted basis of the new shares of common stock will be the same as the adjusted basis of the common stock exchanged for such new shares. The holding period of the post-reverse split shares of the common stock resulting from implementation of the reverse split will include the stockholder's respective holding periods for the pre-reverse split shares.

Effectiveness of Amendment

The Certificate of Amendment of the Certificate of Incorporation effecting a reverse split will be in substantially the form attached to this Information Statement as Appendix A and will become effective upon the acceptance for record of the Certificate of Amendment of our Certificate of Incorporation with the Secretary of State of Delaware, which will occur no earlier than 20 calendar days after this Information Statement has first been sent to the Company's stockholders.

AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED COMMON SHARES

General

Our Board and the Majority Stockholders authorized the common stock change whereby the number of authorized shares of our common stock will be changed to 750,000,000 common shares . The change in the number of authorized shares of common stock will occur concurrently with the reverse stock split.

Purpose and Effect of Changing (Increasing) the Number of Authorized Shares

The additional shares of common stock available for issue would be part of the existing class of common stock, if and when issued. These shares would have the same rights and privileges as the shares of common stock currently outstanding. Holders of the Company's common stock do not have preemptive rights to subscribe for and purchase any new or additional issues of common stock or securities convertible into common stock.

Our Board believes that an increase in the common stock available for issuance is in the best interests of the Company and its stockholders. The purpose of increasing the number of authorized shares of common stock is to have shares available for issuance for such corporate purposes as the Board may determine in its discretion, including, without limitation:

•	conversion of convertible securities;

•	future acquisitions;

•	investment opportunities;

•	stock dividends or other distributions;

•	issuances pursuant to our 2014 Equity Incentive Plan; and

•	future financings and other corporate purposes.

Although the Company is actively discussing financing alternatives which may result in the issuance of additional shares of common stock, the Company has no such plans, proposals, or arrangements, written or otherwise, at this time to issue any of the newly available authorized shares of common stock.

No further stockholder approval is required to effect an increase in the common stock available for issuance or to issue any additional shares of common stock.

Anti-Takeover Effects of the Common Stock Increase

THE OVERALL EFFECT OF THE COMMON STOCK INCREASE MAY BE TO RENDER MORE DIFFICULT THE CONSUMMATION OF MERGERS WITH THE COMPANY OR THE ASSUMPTION OF CONTROL BY A PRINCIPAL STOCKHOLDER, AND THUS MAKE IT DIFFICULT TO REMOVE MANAGEMENT.

A possible effect of the common stock increase is to discourage a merger, tender offer or proxy contest, or the assumption of control by a holder of a large block of the Company's voting securities and the removal of incumbent management. Our management could use the additional shares of common stock available for issuance to resist or frustrate a third-party take-over effort favored by a majority of the independent stockholders that would provide an above market premium by issuing additional shares of common stock.

The increase in the relative number of authorized shares of common stock is not the result of an effort to accumulate the Company's securities or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise. Nor is the common stock increase a plan by management to adopt a series of amendments to the Company's charter or by-laws to institute an anti-takeover provision. The Company does not have any plans or proposals to adopt other provisions or enter into other arrangements that may have material anti-takeover consequences. As discussed above, the reason for the increase in the number of shares of common stock that the Company is able to issue in order to attract potential investors and conduct equity financings. Any issuance of additional shares of common stock could have the effect of diluting any future earnings per share and book value per share of the outstanding shares of our common stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company.

Effectiveness of Amendment

The Certificate of Amendment of the Certificate of Incorporation amending the number of authorized shares will be in substantially the form attached to this Information Statement as Appendix A and will become effective upon the acceptance for record of the Certificate of Amendment of our Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware, which will occur no earlier than 20 calendar days after this Information Statement has first been sent to Shareholders.

BENEFICIAL OWNERSHIP

The following table sets forth certain information regarding beneficial ownership of our common stock as of March 28 , 2017 (a) by each person known by us to own beneficially 5% or more of any class of our common stock, (b) by each of our named executive officers, (c) by each of our directors and (d) by all of our current executive officers and directors as a group. As of March 28 , 2017 there were 102,724,993 shares of our common stock issued and outstanding. Shares of common stock subject to stock options and warrants that are currently exercisable or exercisable within 60 days of March 28 , 2017 are deemed to be outstanding for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Except as otherwise indicated, the address of each stockholder is c/o OXIS International, Inc. at 100 South Ashley Drive, Suite 600, Tampa, FL 33602.

	Number of Shares of Common Stock Beneficially Owned	Percent of Shares of Outstanding Common Stock
Name and Address of Beneficial Owner
Anthony J. Cataldo	4,030,731	3.92%
Steven Weldon	601,640	0.59%

Executive officers and directors as a group – 2 persons	4,632,371	4.51%

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

No person who has been a director or officer of the Company at any time since the beginning of the last fiscal year, nominee for election as a director of the Company, nor associates of the foregoing persons have any substantial interest, direct or indirect, in proposed amendment to the Company's certificate of incorporation which differs from that of other stockholders of the Company.

DISSENTER'S RIGHT OF APPRAISAL

The Delaware General Corporation Law does not provide for dissenter's rights of appraisal, and the Company will not independently provide our shareholders with any such rights, in connection with the matters discussed in this Information Statement.

AVAILABLE INFORMATION

Please read all the sections of this Information Statement carefully. The Company is subject to the reporting and informational requirements of the Exchange Act and in accordance therewith, files reports, proxy statements and other information with the SEC. These reports, proxy statements and other information filed by the Company with the SEC may be inspected without charge at the SEC's Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Copies of this material also may be obtained from the SEC at prescribed rates. The SEC's EDGAR reporting system can also be accessed directly at www.sec.gov.

 By Order of the Board of Directors,

 /s/ Anthony J. Cataldo
 Anthony J. Cataldo
 Chairman and CEO

Tampa, FL
April ___, 2017

Appendix A

Form of Amendment to the Certificate of Incorporation

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

Oxis International, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, (the "Corporation") does hereby certify:

FIRST: That the Board of Directors of the Corporation duly adopted a resolution by the unanimous written consent of its members proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation and calling for the stockholders of the Corporation to consider and approve the resolution. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the current Certificate of Incorporation of this Corporation as amended be amended by changing the first paragraph of Article FOURTH so that, as amended, the paragraph shall be and read as follows:

"1. COMMON STOCK

Upon this Certificate of Amendment becoming effective pursuant to the Delaware General Corporation Law (the "Effective Time"), each _________ shares of common stock issued and outstanding (the "Old Common Stock") shall automatically without further action on the part of the Company or any holder of Old Common Stock, be combined and changed into one fully paid and nonassessable share of new common stock (the "New Common Stock"). From and after the Effective Time, certificates representing the Old Common Stock shall represent the number of whole shares of New Common Stock into which such Old Common Stock shall have been combined pursuant to this Certificate of Amendment. There shall be no fractional shares issued with respect to the New Common Stock. In lieu thereof, any fraction of a share to which a shareholder is entitled shall be rounded up to the next whole share. After giving effect to the reverse split, the Company is authorized to issue a total of 750,000,000 shares of Common Stock, $0.001 par value per share. Dividends may be paid on the Common Stock as and when declared by the Board of Directors, out of any funds of the Company legally available for the payment of such dividends, and each share of Common Stock will be entitled to one vote on all matters on which such stock is entitled to vote."

SECOND: That in lieu of a meeting and vote of all of the stockholders, the stockholders holding a majority of the outstanding voting power of the stock of the Corporation have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this XXth day of April, 2017.

By: ___________________________________
Authorized Officer
Title: Chief Financial Officer
Name: Steven Weldon